Exhibit 2

August 30, 2011

RED MOUNTAIN CAPITAL PARTNERS LLC

Attn: Willem Mesdag

10100 Santa Monica Boulevard, Suite 925

Los Angeles, CA 90067

Re:	Standstill Agreement

Dear Mr. Mesdag:

As you know, Red Mountain Capital Partners LLC, a Delaware limited liability company (“Red Mountain”), filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) on February 22, 2011 (the “Schedule 13D”), concerning the beneficial ownership by Red Mountain and its Affiliates (as defined below) of shares of the common stock, $0.0001 par value per share, of RadNet, Inc., a Delaware corporation (“RadNet”).

RadNet hereby acknowledges and confirms to Red Mountain that the board of directors of RadNet (the “Board of Directors”) has granted, pursuant to RadNet’s certificate of incorporation (the “Certificate of Incorporation”), approval to Red Mountain and its Affiliates to acquire and hold, in the aggregate and including the RadNet common stock reported in the Schedule 13D, up to 9.9% of the issued and outstanding RadNet common stock; provided that, for the avoidance of doubt, any increase in Red Mountain’s and its Affiliates’ percentage ownership of RadNet common stock beyond 9.9% that is caused by a reduction in the number of issued and outstanding RadNet common stock from time to time also shall be deemed approved.

During the Standstill Period (as defined below), neither Red Mountain nor any of its Affiliates shall, without the prior written consent of RadNet or the Board of Directors, directly or indirectly:

(a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any additional RadNet common stock or other RadNet securities convertible into RadNet common stock, or direct or indirect rights to acquire any RadNet common stock or other RadNet securities convertible into RadNet common stock, such that Red Mountain and its Affiliates would beneficially own, directly or indirectly, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder (or any comparable or successor law or regulation), after giving effect to such acquisition, in excess of 9.9% of the amount of the issued and outstanding RadNet common stock, provided that, for the avoidance of doubt, any increase in Red Mountain’s and its Affiliates’ percentage ownership of RadNet common stock or other RadNet securities convertible into RadNet common stock beyond 9.9% that is caused by a reduction in the number of issued and outstanding RadNet common stock from time to time shall not be deemed to be a violation of this subparagraph (a);

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of any voting securities of RadNet;

(c) nominate or seek to nominate any person to the Board of Directors, provided that, for the avoidance of doubt, nothing in this subparagraph (c) shall prohibit Red Mountain or any of its Affiliates from participating in discussions with RadNet regarding the membership of the Board of Directors;

(d) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving RadNet or any of its securities or assets;

(e) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; provided that, for the avoidance of doubt, the existence of any such “group” comprised solely of Red Mountain and its Affiliates shall not be deemed to be a violation of this subparagraph (e);

(f) otherwise act or seek to control the Board of Directors or the management or policies of RadNet;

(g) request RadNet to amend or waive any provision of this paragraph or any provision of the Certificate of Incorporation; or

(h) take any action that could reasonably be expected to require RadNet to make a public announcement regarding the possibility of any of the events described in subparagraphs (a) through (g) above.

For the avoidance of doubt, and notwithstanding anything in this letter agreement (this “Agreement”) to the contrary, nothing in this Agreement shall prohibit or otherwise limit Red Mountain or any of its Affiliates from voting any RadNet common stock in such manner as Red Mountain or such Affiliate determines in its sole discretion on matters presented to the holders of RadNet common stock for their approval.

For purposes of this Agreement, “Standstill Period” shall mean the period beginning on the date hereof and terminating upon the earliest to occur of:

(A) such time as Red Mountain and its Affiliates cease to beneficially own (as defined by Rule 13d-3 under the Exchange Act), in the aggregate, at least 5% of the issued and outstanding common stock of RadNet common stock; or

(B) such time as the Board of Directors has approved (i) any sale of more than 50% of the assets of RadNet and its subsidiaries, taken as a whole, (ii) the beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) by any person or group of persons of more than 50% of any class of outstanding equity securities of RadNet, including any equity issuance, tender offer, exchange offer or other transaction or series of transactions that, if consummated, would result in any person beneficially owning more than 50% of any class of outstanding equity securities of RadNet, or (iii) any merger, consolidation or other business combination involving RadNet or any of its subsidiaries (other than any internal reorganization in which the sole parties to such merger, consolidation or other business combination are RadNet and its wholly owned subsidiaries).

For purposes of this Agreement: (i) “Affiliates” shall mean, with respect to any person, any other person who controls, is controlled by or under common control with such person; (ii) Affiliates of Red Mountain include (w) Red Mountain Capital Partners II, L.P., a Delaware limited partnership, (x) RMCP GP LLC, a Delaware limited liability company, (y) Red Mountain Capital Management, Inc., a Delaware corporation, and (z) Willem Mesdag, a natural person; and (iii) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

Nothing in this Agreement shall constitute a waiver of Section 203 of the Delaware General Corporation Law.

Without prejudice to the rights and remedies otherwise available to any party hereto, RadNet shall be entitled to equitable relief by way of injunction or otherwise if Red Mountain or any of its Affiliates breaches or threatens to breach any of the provisions of this Agreement.

No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of Delaware law. Each party hereto hereby consents to the sole and exclusive institution and resolution of any action or proceeding of any kind or nature with respect to or arising out of this agreement brought by any party hereto in the Court of Chancery of the State of Delaware.

This Agreement contains the entire agreement between the parties hereto concerning the subject matter of this Agreement, and no modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon any party hereto, unless approved in writing by each such party.

This Agreement shall terminate automatically upon the termination of the Standstill Period. For the avoidance of doubt, neither Red Mountain nor any other person shall have any obligation hereunder (and Red Mountain shall be free to take, directly and indirectly and without the need for any consent of RadNet or the Board of Directors, all of the actions described in subparagraphs (a) through (h) above) from and after the termination of the Standstill Period.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

/s/ Howard G. Berger
Howard G. Berger, M.D., President

ACCEPTED AND AGREED as of the date first written above:

RED MOUNTAIN CAPITAL PARTNERS LLC

/s/ Willem Mesdag
Name:	Willem Mesdag
Title:	Authorized Signatory